UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 13, 2010

CHINA SUN GROUP HIGH-TECH CO.
(Exact name of registrant as specified in its charter)

Delaware	333-118259	54-2142880
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1 Hutan Street, Zhongshan District Dalian, People’s Republic of China
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:	+ (86) 411-82889800

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

Effective September 13, 2010, China Sun Group High-Tech Co., a Delaware corporation (the “Company”), terminated that certain Investment Agreement and Registration Rights Agreement, dated August 18, 2010 (the “Agreements”), by and between the Company and Wealthy Support International Investment Ltd. (the “Investor”).  Concurrently therewith, all registration rights of the Investor associated with the Investment Agreement were also terminated.  The Investment Agreement was terminated pursuant to Section 8(a)(iii) thereof which allows the Company to unilaterally terminate the Investment Agreement by delivery of written notice thereof to the Investor.  The termination of the Agreements did not result in any penalties for the Company.  The Company did not sell, and the Investor did not purchase, any shares of the Company’s common stock pursuant to the Investment Agreement.

The Company is actively exploring alternative financing opportunities.   There are currently no definitive plans, proposals or arrangements to obtain financing, although opportunities for such financings could arise at any time.  There can be no assurances, however, that financing candidates or opportunities will be found.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Termination of Investment Agreement and Registration Rights Agreement dated as of September 13, 2010 by and between the Company and Wealthy Support International Investment Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Sun Group High-Tech Co.

September 13, 2010	By:	/s/ Bin Wang
Name: Bin Wang
Title: Chairman of the Board

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